FIRST AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

    THIS AMENDMENT, dated as of August 13, 2020, to the Fund Accounting Servicing Agreement, dated as of August 10, 2010, as amended (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the “Trust”) on behalf of the Terra Firma U.S. Concentrated Realty Equity Fund (the “Funds”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and USBFS desire to amend the fees of the Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

    NOW, THEREFORE, the parties agree as follows:

Effective June 22, 2020, Exhibit B of the Agreement is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year written above.

TRUST FOR PROFESSIONAL MANAGERS    U.S. BANK NATIONAL ASSOCIATION

By: /s/ John P. Buckel          By: /s/ Anita Zagrodnik

Name: John P. Buckel                Name: Anita Zagrodnik
Title:     President                    Title: Senior Vice President
                             1/19/2021

Exhibit B to the
Trust for Professional Managers Fund Accounting Servicing Agreement

Initial Base Fee for Fund Administration, Fund Accounting, Portfolio Compliance, Transfer Agent, CCO, and Custody Services at June 22, 2020.
Below base fees shall apply for an initial period of 18 months, starting at June 22, 2020, or when average net assets are greater than $100 million, whichever comes first. Additional Services fee schedule applies during the initial period.

Months 1-6 – $- per month
Months 7-12 – $- per month
Months 13-18 – $- per month

Following either threshold being reached, the base fee for Fund Administration, Fund Accounting & Portfolio Compliance Services shall revert to the Fund Administration, Fund Accounting & Portfolio Compliance Services Fee after initial period on the pages 2 to 4 of this amendment or on pages 14-15 of the original fee schedule at March 2020.

Fund Administration, Fund Accounting & Portfolio Compliance Services Fee Schedule after initial period

Annual Fee Based Upon Average Net Assets per Fund*
8 basis points on the first $-
6 basis points on the next $-
5 basis points on the next $-
3 basis points on the balance
Minimum Annual Fee: $- per fund

Additional fee of $- for each additional class, Controlled Foreign Corporation (CFC), and/or sub-advisor

Services Included in Annual Fee Per Fund
Advisor Information Source – On-line access to portfolio management and compliance information.
Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
U.S. Bank Regulatory Administration (e.g., annual registration statement update)
Core Tax Services – See Additional Services Fee Schedule

All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.

Exhibit B (continued) to the
Trust for Professional Managers Fund Accounting Servicing Agreement

Fund Administration, Fund Accounting & Portfolio Compliance Services Fee Schedule at June 22, 2020
Data Services
Pricing Services
$– Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs, Total Return Swaps
$0– Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds
$– CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield
$– Interest Rate Swaps, Foreign Currency Swaps
$– Bank Loans
$– Swaptions, Intraday money market funds pricing, up to 3 times per day
$– Credit Default Swaps
$ per Month Manual Security Pricing (>25per day)

NOTE: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.
Corporate Action and Factor Services (security paydown)
$-per Foreign Equity Security per Month
$-per Domestic Equity Security per Month
$-per CMOs, Asset Backed, Mortgage Backed Security per Month
Third Party Administrative Data Charges (descriptive data for each security)
$- per security per month for fund administrative data
SEC Modernization Requirements
Form N-PORT – $- per year, per Fund
Form N-CEN – $-per year, per Fund

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, liquidity classification fees, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and travel related costs.

Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added. Additional regulatory administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

* Subject to annual CPI increase following 18-month period or $100 million threshold being reached – All Urban Consumers – U.S. City Average.
Fees are calculated pro rata and billed monthly.

Trust for Professional Managers Fund Accounting Servicing Agreement

Fund Chief Compliance Officer (CCO) Services Annual Fee Schedule at June 22, 2020

$- for the first fund (subject to Board approval)
$- for each additional fund 2-5 (subject to change based on Board review and approval)
$- for each fund over 5 funds
$- per sub-adviser per fund
$- onboarding fee
−For more than one fund, fees will be aggregated and allocated equally
−If fund launches within 12 months of LOI, onboarding fee is included in $- first fund fee

Per adviser relationship, and subject to change based upon board review and approval.

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly.

Advisor’s signature below acknowledges approval of the Fund Accounting Services Fees on this Exhibit B.

By: Terra Firma Asset Management LLC
Name: /s/ Jay Leupp
Title: MANAGING MEMBER

Date: 9-3-20

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